NORWOOD FINANCIAL CORP.
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                           ANNOUNCES DIVIDEND INCREASE
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HONESDALE - DECEMBER 14, 2006

         William W. Davis, Jr. President and Chief Executive Officer of Norwood Financial Corp (NWFL) and its subsidiary Wayne Bank announced that the Board of Directors declared a $.23 per share quarterly dividend payable February 1, 2007 to shareholders of record January 17, 2007. The $.23 per share represents a $.02 per share or 9.5% increase over the $.21 per share dividend paid on November 1, 2006. The current dividend rate also represents a 15% increase over the dividend paid on February 1, 2006.

         Mr. Davis commented, "The Board is extremely pleased to provide our shareholders with this increase in the quarterly dividend. It reflects the Company's strong earnings performance through the nine months ended September 30, 2006. Earnings per share (fully diluted) increased 7.0% to $1.52 per share in the 2006 period compared to $1.42 in 2005. This also marks the fifteenth consecutive year of dividend increases for the Company."

         Norwood Financial Corp, through its subsidiary, Wayne Bank operates twelve offices in Northeastern Pennsylvania. As of September 30, 2006, the Company had total assets of $453.2 million, loans outstanding of $313.7 million, and total deposits of $364.6 million. The Company's stock is traded on the Nasdaq Global Market under the symbol "NWFL". References to per share amounts reflect the 5% dividend distributed to shareholders on May 26, 2006.

CONTACT:        Lewis J. Critelli
                Executive Vice President and Chief Financial Officer NORWOOD FINANCIAL CORP
                (570) 253-1455